UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RURAL/METRO CORPORATION

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A webcast of Rural/Metro Corporation’s first quarter financial results conference call is available on its website at www.ruralmetro.com. Set forth below are excerpts from the conference call pertaining to Rural/Metro’s current proxy solicitation:

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LIZ MERRITT:

Thank you operator. Prior to the opening of the market today, Rural/Metro reported unaudited results for its fiscal 2007 first quarter, ended September 30th, 2006. If you have not received a copy of the news release and would like to, please call me directly at 480-606-3337, or visit our website at www.ruralmetro.com. We have also arranged for a tape replay of this call, which will take effect approximately one hour after the call’s conclusion and remain in effect through midnight Wednesday, November 15th. Instructions to access the replay are contained in today’s news release. Our call is also being webcast and can be accessed at the Rural/Metro website where an archives replay of the call will be available for the next 90 days. Please note that today’s call is copyrighted material of Rural/Metro and cannot be rebroadcast without the company’s express written consent.

As a reminder, during the course of this conference call, management may make projections or forward-looking statements regarding the company’s beliefs about its business prospects and disclosure about what management believes is affecting its financial performance. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable and improve earnings and operating margins and the cost of reviewing and responding to the Accipiter Group’s proxy solicitation, and additional factors described in the company filings with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, and can give no assurance that such expectations will prove to have been correct. These additional factors are included in the company’s Form 10K for the fiscal year ended June 30, 2006, and Item 1A, titled Risk Factors, as well as other factors as described from time to time in the company’s SEC filing. The company’s forward-looking statements are based on information available today and it undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by the Securities laws. I will now turn the call over to Jack Brucker, President and Chief Executive Officer.

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JACK BRUCKER:

Turning to our final topic, we will hold our Annual Meeting of Stockholders at 3 pm on December 1st, 2006, here at our Corporate Headquarters in Scottsdale, Arizona. The Board of Directors has nominated for reelection two highly qualified industry professionals, our Chairman of the Board Cor Clement, Sr., and Vice Chairman of the Board, Henry G. Walker, both of whom have demonstrated a longstanding commitment to servicing the best interest of all stockholders. You may also be aware that a New York-based hedge fund known as Accipiter Life Sciences Fund and its affiliates has proposed an opposing slate of two, what we believe inexperienced, Director nominees. We firmly believe that the Accipiter Group’s initiation of this costly and disruptive proxy contest is not in the best interests of our stockholders. We believe the Accipiter Group’s nominees lack the business, industry and leadership experience necessary to be qualified candidates for the Board of Directors. The Accipiter Group’s agenda is focused on several areas, including financial guidance and the company’s corporate governance projections, protections, excuse me. We will take just a moment to discuss our position on these topics.

First we will address earnings guidance. It is important for investors to know that we have made a reasonable decision not to provide specific earnings guidance concerning Rural/Metro’s future performance. We believe that companies are rapidly moving away from providing specific pennies-per-share guidance. We have chosen to communicate guidance in the form of statements about market conditions, trends and qualitative business drivers and metrics as a means by which to analyze and stockholders receive more comprehensive data to make informed investment decision. We believe this is the most responsible approach.

When it comes to corporate governance, it is important for investors to know that our company adheres to measures that are designed to protect the interests of all stockholders. It is our long-standing practice to explore all strategic alternatives. In fact, it is our fiduciary duty to do so. We also believe this process should be conducted in a thoughtful manner, as the value of your investment is directly related to maintain a stable and predictable business environment for our customers. The fact that we are in the life saving 911 business only serves to raise that bar. The protective measures we have in place are designed to prevent irresponsible attacks on the company and to encourage any bidder to negotiate with the Board, which we believe would ensure full value for the stockholders.

In evaluating Accipiter Group’s attack on the company’s corporate governance practices, we would like to note that Accipiter is in a filing with the SEC, indicates ownership, approximately 10.1% of the common stock of the primary competitor of Rural/Metro. The Board believes that electing Directors who have significant financial interest in a competitor creates a serious conflict and undermines the ability of these Directors to effectively serve the company and its stockholders, particularly in a takeover situation. The Board believes that this conflict is particularly troubling in light of Accipter Group’s support for removing many of the defensive mechanisms that serve to encourage hostile bidders to negotiate with the Board.

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DAVID GOLDSMITH:

I just, one other question, which may be a little bit off base, but looking at these proxy statements, I noticed that the two – your two candidates don’t own any stock in the company, own some options, is that correct? Or am I reading that wrong?

JACK BRUCKER:

This is Jack Brucker. All of our Directors own stock in the company. The total owned by all Directors is about 4%. So there was a table put out by the opposing group that rounded anything less than 1% down to zero.

DAVID GOLDSMITH:

No, I’m reading your proxy statement. It says these two candidates have 30,000, 32,500 shares and then in the note, it says those are options, it’s not real stock. I was just wondering.

JACK BRUCKER:

Oh, I misunderstood your question, yes, they have options. Both Cor and Hank have options that were granted under the option plan. I don’t have that in front of me in terms of the ownership per Director.

DAVID GOLDSMITH:

I do. I just, because I was just looking at it. And it just seems rather odd, the owned shares that they own. This was in the Schedule 14A was put out I think just a couple weeks ago. All they seem to own are the options. Just wondering, do you have a policy that our Directors have to own stock in the company?

JACK BRUCKER:

We do not have a policy on Director stock ownership. We certainly have a policy on appointing qualified Directors and of Directors that bring value to the company and are experienced in our industry and help us manage the business and provide overall governance to the company. That is our primary consideration. But the most recent Director we added was Rad Conrad who was the CFO and the Executive of Dial Soap. Very good Director, many years of experience. He’d just gone through the sale of Dial with total market clearing transaction for Dial Soap and had great experience leading that project for Dial and we were very pleased to be able to get him onto our Board. But no, we don’t have a specific policy regarding the number of shares that Directors own.

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BERNAY BOX:

With regard kind of all the stuff that’s going on with this proxy fight, I know that y’all have spent a lot of time and effort on talking about this, but given the success that you had [unintelligible] EBITDA and paying down debt, and with all the capital that’s out there in the private equity and the strategic kind of marketplace, is Rural/Metro interested in looking at options if there’s a strategic alternative out there? Or are you just trying to protect the rights of shareholders and keeping – keeping the wrong people off the Board? Do you understand my question?

JACK BRUCKER:

Yes I do. And let me break it into two pieces. Rural/Metro is absolutely interested in considering strategic alternatives that would maximize shareholder value. That is our fiduciary duty, that is our goal and that is why we’re here. I’ve been CEO for almost seven years. We have constantly looked at all strategic alternatives. Sometimes things don’t get far enough. You can’t make an announcement about it, but we have always been very proactive in considering and looking for strategic alternatives that would enhance shareholder value. That is our goal and that is our duty. I just wanted to make a comment about – one of the ways that we need to be careful to maximize stockholder value, which is our only goal, is to maximize stockholder value – but there are other stakeholders that need to be protected for the ultimate goal of maximizing shareholder value. We’ve in the lifesaving 911 business, so perceived disruptions, or the company constantly being in play or churning of press releases and things like that, make our city managers and county commissioners nervous, so we have to be very mindful of the perception of stability of the company in the eyes of our customers, so that we can get renewed and get new contracts and get good references to get new contracts so that we can ultimately maximize shareholder value. That’s – when I talk about it’s important to manage and protect all stakeholders, we’re not trying to – what we’re trying to do is create an image of stability among our city customers and county customers, so that we can ultimately get renewed and get price increases and therefore enhance shareholder value. Our only goal, really, and duty, is to enhance shareholder value. And your question, we are absolutely wide open and proactive in considering any and all strategic opportunities that would enhance shareholder/stockholder value. We would like to conduct it in a rational and negotiated kind of a way that would protect this image of stability that we need to. When a city outsources its 911 and people ask me this all the time, but when a city outsources its 911 to a private company, the key factors that, the decisions they make, relate a lot to stability and are you going to be there? We operate 24x7 with an 8 minute response time. So that whole notion of community trust is something that we cherish very carefully. And that is not inconsistent with maximizing shareholder value. We just have to be careful in the sense of, sort of putting ourselves in play, or churning the market with constant press releases. Because it upsets everybody that makes decisions about giving us renewals.

BERNAY BOX:

Gotcha, gotcha

JACK BRUCKER:

But, we are absolutely mindful and proactive in trying to maximize hurdle value.

BERNAY BOX:

Good, good. And given that the broader – we’ve been involved in this name for quite some time – and given that the broader ambulance is much larger, just the outsourced portion of it – would it be fair to say that if Rural merged with another company, possibly of the same or larger size, you think that that could be accomplished without running afoul of any antitrust issues?

JACK BRUCKER:

Personally, I believe that it could be accomplished. Early on in my career there was – I’ve been here at Rural/Metro nine years, so this not current data, I’m just going back very long time. There was some legal work done and this is very, very vague in my memory so I’m just kind of going off my – some data points I have. But I believe that what you’re talking about, a combination of two private companies. Since more than 50% of the 911 transports in the United States are provided by non-private companies — mostly by municipal fire departments — then another big sector is provided by volunteer departments and another 6 or 7% are provided by hospital, unrelated to the private group. It is my belief, this is a personal opinion, that there would not be a regulatory blocking of the combination of two private companies, ourselves and, say, for example, our major competitor. I don’t think that would – I do not believe that that would – and I have reason to – I mean I, just based on my history here, I think that that question got asked once before and it came back as a positive.

BERNAY BOX:

Well we were playing around with some numbers and have y’all ever looked at what the potential possibility of saving a big portion of the NOL if an acquisition were structured down the road? Have you all looked at that?

JACK BRUCKER:

We have looked at it. I’d like to let Kristi answer the question. There are ways if you don’t do it right that you can lose the NOL benefit in the change of ownership, change of control transaction. But Kristi, please, help me out there.

KRISTINE PONCZAK:

No, absolutely, under – in Section 382 of the Internal Revenue Code, you definitely have to monitor a change of control to protect your NOLs. And in a situation where there is a change, you have to monitor those. And we do have – our NOLs are a significant asset to us that we want to protect. So we definitely monitor that and have extensive research on that and the impact that that could have.

BERNAY BOX:

Good, and then one more question if I could, on the – y’all spoke about the debt, the PIK debt that’s outstanding. I mean are y’all, I mean assuming the timing and assuming the Board has different strategic options that they’re looking at, no one on the Board or management feel like they’ve got a gun to their head on that PIK note do they?

JACK BRUCKER:

No, as I tried to say earlier, we are not wedded to the notion of doing an offering to pay off that PIK debt. We did put a shelf up there, which gave us the ability to react quickly to market conditions. But we understand that many of our institutional shareholders have very high cost to capital expectations or a greater return or hurdle rate or however you want to say that. And therefore, to do an offering at a price – it would be difficult for us to do an offering in the foreseeable’s future, that I believe would touch the hurdle rate of many of our institutional investors. And therefore, we have other alternatives. I’d mentioned continuing to generate strong free cash flow. Delever the Term B and at some point do a refinance adding back more Term B and pay off the PIK notes. That way there’s a variety of things we’re looking at, but we’re not wedded to the notion of doing an offering, however you define accretion based on a taxed, after tax or on a cash basis because we’re not a cash payer at the moment.

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SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The information contained in this transcript includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the Company’s ability to collect its accounts receivable, sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins; and the costs of reviewing and responding to the Accipiter Group’s proxy solicitation. Although Rural/Metro believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Reference is made to a more complete discussion of forward-looking statements and applicable risks that may cause actual results to differ materially from those contemplated by such forward-looking statements (“Cautionary Statements”) that include, among others, those identified under the captions “Forward-Looking Statements and Factors That May Affect Results” and “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006, which is available free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on the Company’s website at www.ruralmetro.com. All subsequent written and oral forward-looking statements (or statements that may be attributed to the Company) are expressly qualified by the Cautionary Statements. You should carefully review the risk factors described in the Company’s other filings with the SEC from time to time.

The Company’s forward-looking statements are based on information available today, and it undertakes no obligation to update these statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

On October 31, 2006, Rural/Metro began the process of mailing to its stockholders a definitive proxy statement together with a WHITE proxy card. Stockholders are strongly advised to read Rural/Metro’s definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they contain important information about the 2006 annual meeting of stockholders. Stockholders may obtain an additional copy of Rural/Metro’s definitive proxy statement and any other documents filed by Rural/Metro with the SEC free of charge on the website of the SEC at www.sec.gov. Copies of the definitive proxy statement are also available free of charge on our website at www.ruralmetro.com. Copies of the proxy materials may also be requested by contacting the Company’s proxy solicitor, Georgeson Inc., toll-free at 1-866-628-6069.

Rural/Metro, its directors and certain of its officers and employees are participants in the solicitation of proxies from Rural/Metro’s stockholders in connection with the 2006 annual meeting of stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Rural/Metro’s definitive proxy statement.